EXHIBIT 5.1

BINGHAM MCCUTCHEN LLP

One Federal Street

Boston, MA 02110

Tel: 617-951-8000

Fax: 617-951-8736

May 29, 2009

Acme Packet, Inc.

71 Third Avenue

Burlington, Massachusetts 01803

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Acme Packet, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 2,874,383 shares of common stock, par value $0.001 per share of the Company (the “Shares”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), initially filed with the Securities and Exchange Commission on the date hereof, all of which Shares may be sold by certain stockholders of the Company (the “Selling Stockholders”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We have also assumed that the Merger Agreement dated as of April 29, 2009 by and among the Company, Covergence Inc., a Delaware corporation, PAIC Midco Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“PAIC”), CIAP Merger Corp., a Delaware corporation and wholly-owned subsidiary of PAIC and the stockholder representative named therein (the “Merger Agreement”), has been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares were issued in accordance with the Merger Agreement and against consideration equal to or greater than the par value of the shares.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Our opinion expressed in the paragraph below, insofar as it relates to the Shares to be sold by the Selling Stockholders being fully paid, is based on a certificate of the chief financial officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/S/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP